Capital Alliance Income Trust Sets Annual Meeting Date and Updates 2008 Earnings Guidance

SAN FRANCISCO, CA -- 04/25/2008 -- Capital Alliance Income Trust Ltd. ("CAIT") (AMEX: CAA), a specialty lender organized as a real estate investment trust ("REIT"), announced that its Board of Directors has set Wednesday June 25, 2008 as the date for the annual meeting of shareholders. The meeting will be held at 10:00 a.m. in San Francisco, California. Shareholders of record as of May 5, 2008 will be entitled to vote at the meeting.

2008 Earnings Guidance

CAIT also reaffirmed that it has continued to maintain sufficient liquidity to address the turbulence in the credit markets, has continued to reduce borrowing under a $7,000,000 line of credit and expects to return to profitability for the twelve months ending December 31, 2008.

As of December 31, 2007, the Company reported a common share book value of $7.70 per share. As of April 25, 2008, the common shares last traded at $3.35. Earlier this month CAIT announced a stock repurchase authorization, covering up to 4.9% of the outstanding common shares. At the current share price, common share repurchases will be accretive to shareholder value. No shares have been acquired yet under the stock repurchase authorization.

CAIT plans to file Form 10-Q for the three months ended March 31, 2008, on or before May 14, 2008 and expects to report net income of approximately $0.02 per share, basic and diluted.

About Capital Alliance Income Trust

CAIT is a specialty lender, organized as a REIT that has invested in high yielding, mortgage loans located primarily in California. Until 2007, CAIT was externally managed. Historically, only residential loans with a combined loan-to-value of 75% or less were originated for CAIT's mortgage investment portfolio. Due to the suspension of CAIT's mortgage banking business, unsold mortgages with a loan-to-value greater than 75% were transferred to CAIT and are currently part of CAIT's core portfolio. CAIT is actively examining strategic changes to its existing business model and investment policies to enhance shareholder value.

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. CAIT's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of CAIT's investments and unseen factors. As discussed in CAIT's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:
Capital Alliance Income Trust Ltd., San Francisco
Gregory Bronshvag
Vice President and Corporate Secretary
(415) 288-9595
IR@caitreit.com
www.caitreit.com